Exhibit 99.1

Rapid7 Announces Proposed Public Offering of Common Stock by Existing Stockholders

BOSTON, March 13, 2018 — Rapid7, Inc. (Nasdaq: RPD), a leading provider of analytics solutions for security and IT operations, announced today the launch of a proposed underwritten public offering of 2,000,000 shares of its common stock. All of the shares are being offered by existing stockholders and Rapid7 will not receive any of the proceeds from the offering.

Barclays is acting as underwriter in the offering. The offering is being made pursuant to a shelf registration statement, including a base prospectus, filed by Rapid7 with the Securities and Exchange Commission (SEC) and declared effective by the SEC on June 2, 2017. The offering may be made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website located at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may also be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: (888) 603-5847 or email: Barclaysprospectus@broadridge.com. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Rapid7

Rapid7 (NASDAQ:RPD) is trusted by IT and security professionals around the world to manage risk, simplify modern IT complexity, and drive innovation. Rapid7 analytics transform today’s vast amounts of security and IT data into the answers needed to securely develop and operate sophisticated IT networks and applications. Rapid7 research, technology, and services drive vulnerability management, application security, incident detection and response, and log management for more than 7,000 organizations across more than 120 countries, including 52% of the Fortune 100.

Investor Contact

Jeff Bray

Vice President, Investor Relations

857-990-4235

investors@rapid7.com

Press Contact

Caitlin Doherty

Communications Program Lead

press@rapid7.com